News Release

For Immediate Release:	For More Information,
August 24, 2012	Contact: Jerry L. Ocheltree
910-576-6171

First Bank Completes Acquisition of the Deposits

of the Gateway Bank Branch in Wilmington, North Carolina

TROY, North Carolina – First Bank, the bank subsidiary of First Bancorp (NASDAQ - FBNC), announces the completion of the acquisition of the deposits of the Gateway Bank & Trust Co. branch located at 901 Military Cutoff Road, Wilmington, North Carolina. The Gateway Bank branch has been closed, and the accounts have been transferred to the First Bank branch located in the Landfall Shopping Center at 1701 Eastwood Road.

Jerry L. Ocheltree, President of First Bank, addressed the Gateway Bank customers, “We are thrilled to welcome you to First Bank. As of today, you may conduct your banking at any of the five First Bank branches in Wilmington or any other First Bank branch in our network. Thank you for the privilege to serve you.”

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 7 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.